AMENDMENT NO.1 TO
                          EXECUTIVE SEVERANCE AGREEMENT


     THIS AMENDMENT NO. 1 to the Executive Severance Agreement dated as of February 20, 1998 ("Agreement") between JPE, Inc. ("Corporation") and James J. Fahrner ("Executive") is made as of this 21st day of May, 1998.

     WHEREAS, Executive is presently employed by the Corporation as Executive Vice President and Chief Financial Officer; and

     WHEREAS, the Board of Directors ("Board") recognizes that Executive has contributed significantly to the effort of selling the Corporation or all of its businesses separately ("Sale"); and

         WHEREAS, the Board wishes to compensate Executive for his contributions and to provide adequate incentive for Executive to remain with the Corporation through the completion of the Sale.

     NOW, THEREFORE, Executive and the Corporation agree to amend the Agreement, as follows:

     1. Lines 5 and 6 of Section 2.(b)(i) are hereby amended by deleting the words "(not including the securities beneficially owned by such Person acquired directly from the Corporation or its affiliates) representing 25%" and inserting in lieu thereof the words "representing 15%".

     2. Section 2.(d) is hereby deleted in its entirety and replaced with the following:

          "Severance Payment Upon Change of Control. Upon completion of a Change of Control, the Corporation shall pay Executive a bonus equal to 1.5 times the Executive's annual base salary (the "Base Salary"), which base salary shall not be less than Executive's annual base salary of $185,000 as of the date of this Agreement. Further, the Corporation shall make an additional payment to Executive of 1.49 times the Executive's Base Salary on the earlier to occur of (i) the selling shareholders of the common stock of the Corporation (the "Shares") receiving aggregate compensation for their Shares as a result of the Sale, equal to at least $3.00 per share and (ii) if at any time within the two (2) years after a Change of Control, the Executive's employment with the Corporation (x) is terminated by the Corporation for any reason other than his death, Permanent Disability, voluntary retirement on or after age sixty-five (65), or Termination For Cause, or (y) is terminated by the Executive for Good Reason (as hereafter defined)."

     3. The first sentence in Section 2.(f)(i) is hereby amended by deleting the phrase "the Severance Payment provided in Section 2(d)" and inserting in lieu thereof "a severance payment equal to 2.99 times the Executive's Base Salary".

     4. The penultimate and last line of Section 2.(f)(ii)( C) is hereby amended by deleting the words "or its affiliates".

     For the purposes of this Amendment, defined terms shall have the same meaning as those contained in the Agreement. Except as otherwise provided herein, all other terms and conditions of the Agreement are unchanged by this Amendment and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the day and year first above written.

                                    JPE, INC.

                                    By: /s/ John Psarouthakis
                                        -------------------------------------
                                        John Psarouthakis
                                        Chairman



                                    EXECUTIVE

                                    By: /s/ James J. Fahrner
                                        -------------------------------------
                                        James J. Fahrner